Exhibit 11.1

Wise Code of Conduct

(Adopted April 28, 2026)

1. Introduction

As employees (including relevant contingent workers) (“Wisers”) and members of the board of directors of each entity in the Wise group of companies (“Directors”), we set the bar high for the work we do and the way we behave. We trust each other and expect all of those working at Wise to use good judgement. We follow internal rules set by our policies and guidelines, and act in line with laws and regulations applicable to us as individuals, as well as to the organisation as a whole.

We treat each other fairly, as equals and with respect. We show consideration and empathy. We live by our values, and in this way we create an open, supportive culture where people can flourish and do their best work.

2. Scope and Application

This Code of Conduct sets minimum standards and guidelines for Wisers and Directors and applies in all locations of the Wise group of companies. Additional expectations and requirements on conduct, ethics, and responsibility may also apply based on role or location.

This Code is also intended to meet the requirements for a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and the listing standards of Nasdaq, the principal exchange in the United States upon which our securities are listed.

We share our Code of Conduct with every new Wiser and Director when they join. You must comply with this Code and related policies. It is not contractual, and Wise may make amendments from time to time.

3. Principles

We look out for each other

We’ve built a strong culture of openness, transparency, and respect where people can be their best selves. We will not tolerate any behaviour that puts this at risk.

We are inclusive

We believe teams are strongest when they are diverse, equitable, and inclusive. We treat each other equally regardless of background, including but not limited to gender identity, race, age, disability, or religion.

We are committed to a safe workplace

We are committed to maintaining an environment free from all forms of mistreatment, including bullying, harassment, or violence. Workplace violence, whether physical or virtual, has no place at Wise and should be reported immediately. Learn more in our Anti-Bullying and Harassment Policy.

We look out for our customers

The trust of our customers and partners is our foundation.

We treat our customers and our partners with respect, transparency, and fairness.

We always respect our customers’ rights. In the event of issues, we actively seek to resolve them with our customers. We pay particular attention to vulnerable customers.

We look out for Wise

We’re all Wisers, all the time

As Wisers, we represent Wise at all times. Our conduct and messaging shape our reputation. We avoid even the appearance of improper actions when acting on behalf of Wise. We follow the PR guidelines any time we represent Wise externally.

We think before we post

We use social media sensibly and in compliance with this Code. We separate our personal views from Wise’s views when posting online.

Only authorised teams (like PR or Owner Relations) may use social media to speak on behalf of Wise regarding our official positions. Any disclosure on our social media pages should only be of information that is already public and must be made in compliance with all applicable laws and regulations and our Disclosure Procedures Manual.

We keep confidential information safe

Our confidential information is a critical asset. We’re all responsible for ensuring it is not misused in any way and keeping it safe and secure.

Confidential information includes proprietary and personal data, information that isn’t public, information that might be useful to our competitors, anything that could harm our business or our reputation if it was public and anything else that a reasonable person would think of as confidential to our customers or to Wise. Unauthorised disclosure of confidential information may result in disciplinary action being taken, including dismissal.

We encourage the use of AI tools at Wise, however they must be used compliantly and responsibly. Wisers and Directors should not submit confidential information, including personal data, sensitive code or trade secrets, to public or unapproved AI tools. We should use only approved AI tools.

We protect Wise’s intellectual property

Remember that anything we create at work belongs to Wise and should be protected - never share this information outside of Wise.

We look after Wise property

We treat all Wise property and systems with care. We empower Wisers with tech to achieve our mission and ask them to use resources responsibly, ethically, and in accordance with our policies.

We comply with all applicable laws and regulations

We follow the laws in every country where we operate. We act with integrity, diligence, and transparency with our regulators. Everyone is responsible for understanding the regulations applicable to their role.

All Wisers and Directors should also familiarize themselves with our Share Dealing Policy, which ensures the proper trading of securities.

We look out for conflicts of interest

All Wisers and Directors are required to disclose any situation that might interfere (or appear to interfere) with your ability to act in Wise’s best interests via the Conflicts of Interest Platform.

Conflicts of interests, or even the appearance of a conflict of interest, can take many forms – for instance, owning an interest in a competitor or supplier, taking personal advantage of an opportunity that belongs to Wise, engaging in freelancing work outside of your employment with Wise which can lead to conflicting priorities, and personal relationships at work.

Any potential conflict involving an executive officer or a Director must be disclosed immediately to the Chief Legal Officer or the board of the relevant Wise group entity.

Anti-Bribery and Corruption

We have zero tolerance for bribery or corruption in any form. Log all gifts and hospitality on the Anti-Bribery and Corruption Platform, in line with Wise’s Anti-Bribery and Corruption Policy.

If you become aware of behaviour which is in violation of this policy, raise this with your Lead, or through the appropriate Whistleblowing channel in your location (see below).

4. Speaking up

If you notice behaviour that is contrary to Wise values, or violates this Code, you should speak up. Wise does not tolerate retaliation against those who speak up to raise concerns about actual or potential wrongdoing.

Wisers and Directors can speak up in one or more of the following ways:

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Your Lead: You should make your Lead aware if you feel comfortable to do so. Your Lead may ask that your concerns are investigated by the Employee Relations team, who are professionally trained to handle the issue discreetly and in the most sensitive and appropriate way, as well as in a way that complies with local law and practice.

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Leadership Team: If you don’t feel comfortable discussing the issue with your Lead, you can also get in touch with a member of the Leadership team who will get support from the Employee Relations team to investigate the issue.

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Complaint / Grievance Process: If you want to raise a complaint, and don’t know how, or what the best way to speak up in your location is, you can reach out to a member of the Employee Relations team directly who will provide support in accordance with our Complaint / Grievance Process.

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Whistleblowing Channel: If your complaint relates to financial or regulatory misconduct or breaches of law, you should use the Whistleblowing channel. Please refer to and follow the requirements set forth in our Whistleblowing Policy. You can raise concerns anonymously through this channel.

5. Waivers

Any waiver of any provision of this Code for executive officers or Directors must be approved by the board of the relevant Wise group entity or a committee thereof. Such waivers will be publicly disclosed within four business days of being granted, as required by SEC and Nasdaq rules.

6. Recordkeeping and Disclosure

It is our policy to make full, fair, accurate, timely, and understandable disclosures in compliance with applicable law and regulations in all reports and documents filed with the SEC and in all other public communications. The integrity of our financial and accounting records is fundamental to our success. In addition, as a company whose stock is publicly traded, we are subject to a number of laws and regulations that govern our financial and accounting records, including U.S. laws. We must record our financial activities in compliance with all applicable laws and accounting practices and provide current, complete and accurate information to any and all regulatory authorities.

7. Conclusion

This Code and our policies guide our daily actions. If you are unsure about a situation, follow the spirit of the Code. Breaches may result in disciplinary action, including dismissal.